090101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.380)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150226781-54
Barbara K. Cegavske	Filing Date and Time
Secretary of State	05/19/2015 11:02 AM
State of Nevada	Entity Number
	E0199572013-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation
(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

FLASR INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE II

CAPITALIZATION

Section 2.1. Authorized Capital Stock. The Corporation is hereby authorized to issue a total of 505,000,000 shares of capital stock consisting of (i) 500,000,000 shares of Common Stock, par value $.001 per share ("Common Stock") and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

[CONT. ON NEXT 2 PAGES]

3. The undersigned declare that they constitute **at least two-thirds** of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date and time of filing: (optional) Date: ________ Time: ________
(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [signature]
Authorized Signature

X ____________________
Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE II

CAPITALIZATION

Section 2.1. **Authorized Capital Stock.** The Corporation is hereby authorized to issue a total of 505,000,000 shares of capital stock consisting of (i) 500,000,000 shares of Common Stock, par value $.001 per share ("**Common Stock**") and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the "**Preferred Stock**").

Section 2.2. **Preferred Stock.** The Board of Directors of the Corporation (the **"Board"**) is authorized, subject to the rights of the holders of any then outstanding shares of Preferred Stock and limitations prescribed by law, to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof. Without limiting the generality of the grant of authority contained in the preceding sentence, but subject to the rights of the holders of then outstanding Preferred Stock, the Board is authorized to determine any or all of the following, and the shares of each class or series may vary from the shares of any other class or series in any or all of the following aspects:

(i) The number of shares of such class or series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issuance of such class or series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(ii) The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(iii) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such class or series may be redeemed, if redeemable;

(iv) The rights of such class or series, and the preferences, if any, as between such class or series and any other class or series of stock, in the event of

any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such class or series shall be entitled to participate in such event with any other class or series of stock;

(v) The voting powers, if any, in addition to the voting powers prescribed by law, of shares of such class or series, and the terms of exercise of such voting powers;

(vi) Whether shares of such class or series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

(vii) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such class or series;

(viii) Whether shares of such class or series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional shares (of such class or series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(ix) Such other relative participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be determined by the Board and stated in the certificate or said resolution or resolutions providing for the issuance of such class or series of Preferred Stock.

Any of the powers, preferences, rights and qualifications, limitations, restrictions or designations of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of the certificate or the resolution or resolutions adopted by the Board providing for the designation or issuance of such Preferred Stock pursuant to the authority vested in the Board; provided, that the manner in which such facts shall operate upon the powers, preferences, rights and qualifications, limitations, restrictions or designations of such class or series of Preferred Stock is clearly and expressly set forth in the certificate or the resolution or resolutions providing for the issuance of such Preferred Stock.